Exhibit 10.14

LEASE

BY AND BETWEEN

M WEST PROPCO XVII, LLC,

a Delaware limited liability company,

as Landlord

and

BARRACUDA NETWORKS, INC.,

a Delaware corporation,

as Tenant

For Premises located at

5710 Fontanoso Way

San Jose, California

-i-

LEASE

This Lease is dated as of the lease reference date specified in Section A of the Summary of Basic Lease Terms and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

SUMMARY OF BASIC LEASE TERMS

SECTION (LEASE REFERENCE)	TERMS

A. Lease Reference Date: (Introduction)	June 17, 2013

B. Landlord: (Introduction)	M West Propco XVII, LLC, a Delaware limited liability company

C. Tenant: (Introduction)	Barracuda Networks, Inc., a Delaware corporation

D. Premises: (§ 1.20)	That area consisting of approximately 47,378 square feet of gross leasable area, comprising the entire building located at 5710 Fontanoso Way, San Jose, California, as shown on Exhibit A.

E. Project (§ 1.21)

The land and improvements shown on Exhibit A currently with the following building(s) and commonly referred to as the Silver Creek Business Park:

(1) 5905 Silver Creek Valley Road, San Jose, California, which contains approximately 98,361 square feet of gross leasable area;

(2) 5965 Silver Creek Valley Road, San Jose, California, which contains approximately 97,749 rentable square feet of gross leasable area;

(3) 5710 Fontanoso Way, San Jose, California, which contains approximately 47,378 square feet of gross leasable area;

(4) 5750 Fontanoso Way, San Jose, California, which contains approximately 98,382 square feet of gross leasable area; and

-ii-

(5) 5845 Hellyer Avenue, San Jose, California, which contains approximately 98,382 square feet of gross leasable area.

The total gross leasable area of the buildings in the Project is approximately 440,232 square feet.

F. Building: § 1.7	The building in which the Premises are located and having an address of 5710 Fontanoso Way, San Jose, California. The Building contains approximately 47,378 square feet of gross leasable area. The gross leasable area of the Premises, Building and Project referred to above shall be deemed the actual gross leasable area in the Premises, Building and Project.

G. Tenant’s Share: (§ 1.28)

100% of the Building based on the ratio that the rentable square footage of the Premises bears to the total rentable square footage in the Building.

10.76% of the Project based on the ratio that the gross leasable square footage of the Premises bears to the total gross leasable square footage in all buildings (including the Building) in the Project.

H. Tenant’s Allocated Parking Stalls: (§ 4.5)	143 stalls.

I. Commencement Date: (§ 1.8)	September 1, 2013

J. Lease Term: (§ 1.17)	Sixty (60) calendar months (inclusive of the partial month following the Commencement Date if such date is not the first day of a month).

-iii-

K. Base Monthly Rent: (§ 3.1)

Months 1 - 12:	$0.00
Months 13 - 24:	$ 0.00
Months 25 - 36:	$37,902.40
Months 37 - 48:	$42,640.20
Months 49 - 60:	$47,378.00

L. Prepaid Rent: (§ 3.3)	$37,902.40

M. Security Deposit: (§ 3.5)	$37,902.40

N. Permitted Use:	The Premises shall be used for general office, research and development, manufacturing, shipping and receiving and all other legally permitted uses (the “Permitted Use”), but only to the extent permitted by the City of San Jose and all agencies and governmental authorities having jurisdiction thereof and for any other purpose permitted by law and consistent with the character of the Project.

O. Permitted Tenant’s Alterations limit: (§ 5.2)	$50,000.00

P. Tenant’s Liability Insurance Minimum: (§ 9.1)	$2,000,000 per occurrence with a $3,000,000 aggregate limit

Q. Landlord’s Address: (§ 1.3)

Through August 31, 2013:

M West Propco XIII, LLC

c/o M West Properties

5014 Old Ironsides Drive, Suite 210

Santa Clara, CA 95054

Attn.: Property Manager

From and after September 1, 2013:

M West Propco XIII, LLC

c/o M West Properties

3351 Olcott Street

Santa Clara, CA 95054

Attn.: Property Manager

-iv-

With copies to:

Divco West Real Estate Services, Inc.

575 Market Street, 35th floor

San Francisco, CA 94105

Attn.: Steve Novick

and

Divco West Real Estate Services, Inc.

575 Market Street, 35th floor

San Francisco, CA 94105

Attn.: Jackie Moore

R. Tenant’s Address: (§ 1.3)	Barracuda Networks, Inc. 3175 Winchester Blvd Campbell, CA 95008 Attn.: General Counsel

S. Retained Real Estate Brokers: (§ 15.13)	Cornish & Carey Commercial represents Tenant Colliers International represents Landlord

T. Lease: (§ 1.16)

This Lease includes the summary of the Basic Lease Terms, the Lease, and the following exhibits and addenda:

Exhibit A - Project Site Plan and Outline of the Premises

Exhibit B - Work Letter for Tenant Improvements

Exhibit B-1 - Preliminary Plans

Exhibit C - Acceptance Agreement

Exhibit D - Option to Extend

-v-

The foregoing Summary is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

ARTICLE 1 DEFINITIONS

1.1 General: Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent: The term “Additional Rent” is defined in Section 3.2.

1.3 Address for Notices: The term “Address for Notices” means the addresses set forth in Sections Q and R of the Summary.

1.4 Agents: The term “Agents” means the following: (i) with respect to Landlord, the employees and agents of Landlord; and (ii) with respect to Tenant, the employees, contractors, agents and invitees of Tenant and Tenant’s subtenants and their respective agents, employees, contractors, and invitees.

1.5 Agreed Interest Rate: The term “Agreed Interest Rate” means that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) 5% in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent: The term “Base Monthly Rent” means the fixed monthly rent payable by Tenant pursuant to Section 3.1 which is specified in Section K of the Summary.

1.7 Building: The term “Building” means the building in which the Premises are located which Building is identified in Section F of the Summary.

1.8 Commencement Date: The term “Commencement Date” is the date the Lease Term commences, which term is defined in Section 2.2.

1.9 Common Area: The term “Common Area” means all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.

1.10 Operating Expenses: The term “Operating Expenses” is defined in Section 8.2.

1.11 Effective Date: The term “Effective Date” means the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.12 Event of Tenant’s Default: The term “Event of Tenant’s Default” is defined in Section 13.1.

1.13 Hazardous Materials: The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in Section 7.2F.

1.14 Insured and Uninsured Peril: The terms “Insured Peril” and “Uninsured Peril” are defined in ¶11.2E.

1.15 Law: The term “Law” means any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over the parties to this Lease or the Premises, or both, in effect either at the Effective Date or any time during the Lease Term, including, without limitation, any Hazardous Material Law (as defined in Section 7.2F) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et. seq. and any rules, regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto.

1.16 Lease: The term “Lease” means the Summary and all elements of this Lease identified in Section T of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.17 Lease Term: The term “Lease Term” or “Term” means the term of this Lease which shall commence on the Commencement Date and continue for the period specified in Section J of the Summary.

1.18 Lender: The term “Lender” means any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.19 Permitted Use: The term “Permitted Use” means the use specified in Section N of the Summary.

1.20 Premises: The term “Premises” means that building area described in Section D of the Summary that is within the Building.

1.21 Project: The term “Project” means that real property and the improvements thereon which are specified in Section E of the Summary. Landlord reserves the right, in its sole and absolute discretion, to include such other buildings in the Project, to sell, transfer, assign or otherwise dispose of any building or parcel in the Project and elect to remove such building and/or parcel from the Project.

1.22 Private Restrictions: The term “Private Restrictions” means all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises which (i) exist as of the Effective Date, or (ii) are recorded after the Effective Date.

1.23 Real Property Taxes: The term “Real Property Taxes” is defined in Section 8.3.

1.24 Intentionally Omitted.

1.25 Security Instrument: The term “Security Instrument” means any underlying lease, mortgage or deed of trust which now or hereafter affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.26 Summary: The term “Summary” means the Summary of Basic Lease Terms that immediately precedes Article I of this Lease.

1.27 Tenant’s Alterations: The term “Tenant’s Alterations” or “Tenant’s Alteration” or “Tenant Alteration” means all improvements, additions, alterations, and fixtures installed in the Premises by Tenant.

1.28 Tenant’s Share: The term “Tenant’s Share” means the percentage obtained by dividing Tenant’s gross leasable area in the Premises (as set forth D of the Summary) by the gross leasable area in the Building or the Project, as applicable, which as of the Effective Date are the percentages identified in Section G of the Summary.

1.29 Trade Fixtures: The term “Trade Fixtures” means (i) Tenant’s inventory, furniture, signs, and business equipment, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

ARTICLE 2 DEMISE, CONSTRUCTION, AND ACCEPTANCE

2.1 Demise of Premises: Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with (i) the non-exclusive right to use the number of Tenant’s Allocated Parking Stalls within the Common Area (subject to the limitations set forth in Section 4.5), and (ii) the non-exclusive right to use the Common Area for ingress to and egress from the Premises.

2.2 Commencement Date: The Commencement Date shall be the date set forth in Section I of the Summary.

2.3 Construction of Improvements: Tenant shall construct the Tenant Improvements (as defined in Exhibit B) in accordance with the terms of Exhibit B.

2.4 Delivery and Acceptance of Possession: If this Lease provides that Landlord must deliver possession of the Premises to Tenant on a certain date, and if Landlord is unable to deliver possession of the Premises to Tenant on or before such date for any reason whatsoever, then this Lease shall not be void or voidable except as provided in this paragraph, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. If Landlord does not deliver possession of the Premises to Tenant within thirty 30 days after the Effective Date, then Tenant shall have the right to terminate this Lease upon written notice to Landlord within ten (10) days after the end of said time period.

Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Tenant agrees to accept possession of the Premises in its then existing condition, “AS-IS”. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement in the form attached as Exhibit C, appropriately completed. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant’s obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant’s failure to execute such acceptance agreement. Notwithstanding anything set forth above to the contrary, Landlord shall, on or before the Commencement Date (i) repair the Building’s inoperable loading dock in order to cause the same to be in working condition, and (ii) cause the HVAC units located on the roof of the Building, and the roof of the Building itself, to be in working condition and repair (the “Warranted Systems”). The foregoing shall not be deemed to require Landlord to replace any of the Warranted Systems, as opposed to repair any Warranted Systems. If it is determined during the first sixty (60) days of the Lease Term that any of the Warranted Systems were not in working condition and repair as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (and which shall not be included in Operating Expenses), shall perform such work or take such other action as may be necessary to place the same in working condition and repair.

2.5 Early Occupancy: Landlord shall deliver possession of the Premises to Tenant on the Effective Date. Tenant shall be permitted to enter the Premises from and after the Effective Date solely for the purpose of constructing the Tenant Improvements pursuant to the terms and conditions of Exhibit B, attached hereto, and for installing Trade Fixtures and cabling, and otherwise preparing the Premises for Tenant’s use, and such entry shall be subject to all the provisions of this Lease other than the payment of Base Monthly Rent and Additional Rent, including, without limitation, Tenant’s compliance with the insurance and indemnity requirements of this Lease. Said early possession (so long as Tenant does not conduct business) shall not advance the Commencement Date of this Lease.

2.6 Tenant’s Early Termination Right: Notwithstanding anything to the contrary contained in the Lease, Tenant may terminate the Lease effective as of the day preceding the second (2nd) anniversary of the Commencement Date (the “Early Termination Date”) by giving Landlord notice (the “Termination Notice”) of Tenant’s election to terminate the Lease not less than nine (9) months prior to the Early Termination Date. Failure to timely exercise such option shall result in such option expiring and being of no further force or effect. If Tenant properly exercises its option to terminate in accordance with the provisions hereof, this Lease shall be terminated on the Early Termination Date without further liability of Tenant hereunder, except for such liability that has accrued on or prior to the Early Termination Date and such liability that survives termination of the Lease by the terms hereof.

ARTICLE 3 RENT

3.1 Base Monthly Rent: Tenant shall not be obligated to pay monthly Base Rent for the initial two (2) years of the Lease Term, as set forth in Section K of the Summary; provided, however, all other provisions of this Lease, including the payment of “Additional Rent”, as defined in Section 3.2 below, shall be in full force and effect as of the Commencement Date. Commencing on the third (3rd) anniversary of the Commencement Date and continuing throughout the remainder of the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section K of the Summary.

3.2 Additional Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) any late charges or interest due Landlord pursuant to Section 3.4; (ii) Tenant’s Share of Operating Expenses as provided in Section 8.1; (iii) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by Section 14.1; (iv) any legal fees and costs due Landlord pursuant to Section 15.9; and (v) any other charges due Landlord pursuant to this Lease.

3.3 Payment of Rent: Concurrently with the execution of this Lease by Tenant, Tenant shall pay to Landlord the amount set forth in Section L of the Summary as prepayment of rent for credit against the first installment(s) of Base Monthly Rent. The term “Rent” or “rent” shall mean Base Monthly Rent, Additional Rent and other sums required to be paid by Tenant under this Lease. All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in Section 11.4 and Section 12.3), and without any prior demand therefor. Rent shall be paid to Landlord at its address set forth in Section Q of the Summary, or at such other place as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Tenant’s Share of Operating Expenses shall be prorated at the commencement and expiration of the Lease Term.

3.4 Late Charge and Interest

(a) Late Charge. Tenant acknowledges that the late payment by Tenant of any installment of rent, or any other sum of money required to be paid by Tenant under this Lease, will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs and expenses will include, without limitation, attorneys’ fees, administrative and collection costs, and processing and accounting expenses and other costs and expenses necessary and incidental thereto. If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant when due such payment is due, then Tenant shall immediately pay to Landlord a late charge equal to 5% of such delinquent rent as liquidated damages for Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to Section 13.2(B). Notwithstanding anything to the contrary herein, before assessing a late charge or late interest the first time in any twelve (12) month period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge and late interest if Tenant pays such delinquency within five (5) days thereafter.

(b) Interest. If any rent remains delinquent for a period in excess of ten (10) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid.

3.5 Security Deposit: On the Effective Date, Tenant shall deposit with Landlord the amount set forth in Section M of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”). Landlord may from time to time apply such portion of the Security Deposit as is reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of rent; (ii) to repair damage to the Premises caused by Tenant; (iii) to clean the Premises upon termination of the Lease; and (iv) to remedy any other default of Tenant to the extent permitted by Law and, in this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. In the event the Security Deposit or any portion thereof is so used, Tenant agrees to pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original amount. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Premises during the Lease Term, Landlord shall pay the Security Deposit to any transferee of Landlord’s interest in conformity with the provisions of California Civil Code Section 1950.7 and/or any successor statute, in which event the transferring Landlord will be released from all liability for the return of the Security Deposit.

ARTICLE 4 USE OF PREMISES

4.1 Limitation on Use: Tenant shall use the Premises solely for the Permitted Use specified in Section N of the Summary. There shall not be any change in use without the prior written consent of Landlord which will not be unreasonably withheld. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building, or (ii) cause damage to any part of the Building except to the extent reasonably necessary for the installation of Tenant’s

Trade Fixtures and Tenant’s Alterations, and then only in a manner which has been first approved by Landlord in writing. Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not set any load on the floor in excess of the load limits provided by Landlord. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) damage the Premises, or (iii) result in the violation of any Law. Except as approved by Landlord in its sole discretion, Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building; provided, however, to the extent Tenant requests Landlord consent to install equipment on the roof of the Building, Landlord shall reasonably cooperate with Tenant, subject to Landlord’s standard design and installation parameters, in connection therewith. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

4.2 Compliance with Regulations: Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alterations or any improvements, installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease. Notwithstanding anything to the contrary in this Lease, including Section 7.4, Tenant shall not be required to perform alterations to comply with any Private Restrictions, insurance company, board or underwriter’s requirements or Laws, except as provided in Section 5.3, below.

4.3 Outside Areas: No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

4.4 Signs: Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. All such approved signs shall strictly conform to all Laws, Private Restrictions, and Landlord’s sign criteria then in effect and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair.

4.5 Parking: Tenant is allocated and shall have the non-exclusive right to use not more than the number of Tenant’s Allocated Parking Stalls contained within the Project described in Section H of the Summary for its use and the use of Tenant’s Agents. Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project not designated by Landlord as a non-exclusive parking area. Except for the parking immediately adjacent to the Premises, in which case Tenant shall have exclusive parking rights, Tenant shall not have the exclusive right to use any specific parking space. If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. Landlord reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s Agents utilizing parking spaces in excess of the parking spaces allowed for Tenant’s use to be towed away at Tenant’s cost. All trucks and delivery vehicles shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. All parking for Tenant and Tenant’s employees, contractors, customers and invitees shall be free of charge, and any validation system shall provide for full credit and/or reimbursement for said users; provided, however, Tenant shall be obligated to pay any and all taxes related to such parking.

4.6 Rules and Regulations: Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable to all occupants of the Project for the care and orderly management of the Project and the safety of its tenants and invitees. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the Project of any such rules and regulations. The Rules and Regulations of the Project shall not unreasonably affect Tenant’s use or occupancy of the Premises, shall not be enforced against Tenant in a discriminatory manner and shall not be altered without prior notice to all tenants of the Project.

ARTICLE 5 TRADE FIXTURES AND ALTERATIONS

5.1 Trade Fixtures: Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises, except to the extent (a) any Trade Fixture will use, generate, store or dispose of any Hazardous Material in which case the prior written consent of Landlord in its sole and absolute discretion shall be required before such Trade Fixture may be installed, or (b) any Trade Fixture will constitute a Tenant Alteration, in which case it shall be subject to the requirements set forth below for the construction of a Tenant Alteration, including, without limitation, the prior written consent of Landlord. All Trade Fixtures shall remain Tenant’s property.

5.2 Tenant’s Alterations: Construction by Tenant of a Tenant Alteration shall be governed by the following; provided, however, the construction of the “Tenant Improvements,” as that term is defined in Exhibit B, attached hereto, shall be governed by the terms and conditions of Exhibit B and not this Section 5.2:

A. Consent Required. Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which will not be unreasonably withheld unless such Tenant Alteration affects areas outside of the Premises or the exterior of the Building or the structural parts of the Building, in which case Landlord may withhold its consent in its sole and absolute discretion. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration to the interior of the Premises that complies with the following requirements: (a) is cosmetic in nature such as painting, (b) does not affect the roof or any area outside of the Premises or require work inside the walls or above the ceiling of the Premises; (c) does not affect the structural parts of the Building or electrical, plumbing, HVAC or mechanical systems in the Building or servicing the Premises, or the sprinkler or other life safety system; and (d) costs less than the Permitted Tenant Alterations Limit specified in Section O of the Summary per work of improvement (herein referred to as “Minor Alteration”). Tenant shall provide Landlord with prior written notice of any Minor Alteration that requires a building permit. In the event Landlord’s approval for any Tenant’s Alterations is required, Tenant shall not construct the Tenant Alteration until Landlord has approved in writing the plans and specifications therefor, and such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord. All Tenant’s Alterations constructed by Tenant shall be constructed by a licensed contractor in accordance with all Laws using new materials of good quality.

B. Other Requirements. Tenant shall not commence construction of any Tenant’s Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least five days’ prior written notice of its intention to commence such construction, and (iv) if reasonably requested by Landlord, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9.

C. Restoration. All Tenant’s Alterations shall remain the property of Tenant during the Lease Term but shall not be altered or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord informs Tenant at the time Landlord consents to a Tenant Alteration, that such Tenant Alteration must be removed prior to the expiration of the Lease Term or promptly following termination of the Lease, Tenant shall so remove such Tenant’s Alterations prior to the expiration of the Lease Term or promptly following termination of the Lease. Notwithstanding the foregoing, Tenant shall not be obligated to remove any Tenant’s Alterations with respect to which the following is true: (i) Tenant was required, or elected, to obtain the approval of Landlord to the installation of the Leasehold Improvement in question; (ii) at the time Tenant requested Landlord’s approval, Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Tenant Alteration at the expiration of the Lease Term; and (iii) at the time Landlord granted its approval, it did not inform Tenant that it would require Tenant to remove such Leasehold Improvement at the expiration of the Lease Term. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to remove the Tenant Improvements to the extent consistent with the Preliminary Plans attached as Exhibit B-1 to this Lease.

D. Removal of Electrical and Telecommunication Wires. Except with respect to Wires that Tenant elects to remove prior to the expiration or sooner termination of the Term of this Lease, Landlord may elect to:

(1)	Retain any or all wires, cables, and similar installations appurtenant thereto installed by Tenant (“Wires”) with the Premises or anywhere in the Building outside the Premises, including, without limitation, the plenums or risers of the Building; or

(2)	Remove any or all of the Wires and restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires at Landlord’s sole cost and expense.

Tenant shall comply with all applicable Laws with respect to the Wires; provided, however, Tenant shall not be required to remove the Wires. Except with respect to Wires that Tenant elects to remove, Tenant covenants that: (a) Tenant shall be the sole owner of the Wires, Tenant shall have the sole right to surrender the Wires, and the wires shall be free of all liens and encumbrances; and (b) All Wires shall be left in good condition, working order, properly labeled and capped or sealed at each end and in each telecommunications/electrical closet and junction box, and in safe condition.

The provisions of Section 5.2D and all subsections thereof shall survive the expiration or sooner termination of the Term of this Lease.

5.3 Alterations Required by Law: Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any Law because of (i) Tenant’s particular use or change of use of the Premises; (ii) Tenant’s application for any permit or governmental approval; or (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures. Any other alteration, addition, or change required by Law which is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord (subject to Landlord’s right to reimbursement from Tenant specified in Section 5.4).

5.4 Amortization of Certain Capital Improvements: Tenant shall pay Additional Rent in the event Landlord reasonably elects or is required to make any of the following kinds of capital improvements to the Project: (i) capital improvements required to be constructed in order to comply with any Law not in effect or applicable to the Project as of the Effective Date; (ii) modification of existing or construction of additional capital improvements or building service equipment, which modifications or additions are reasonably intended to reduce overall costs to Tenant due to the reduced consumption of utility services or Operating Expenses of the Project; (iii) replacement (but not upgrade) of capital improvements or building service equipment existing as of the Effective Date when required because of normal wear and tear; and (iv) restoration of any part of the Project (excluding the structural portions of the Building) that has been damaged by any peril to the extent the cost thereof is not covered by insurance proceeds actually recovered by Landlord up to a maximum amount per occurrence of 2% of the then replacement cost of the Project. The amount of Additional Rent Tenant is to pay with respect to each such capital improvement shall be determined as follows:

A. Amortization Period. All costs paid by Landlord to construct such improvements (including financing costs) shall be amortized over the useful life of such improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

B. Payment. As Additional Rent, Tenant shall pay at the same time the Base Monthly Rent is due an amount equal to Tenant’s Share of that portion of such monthly amortization payment fairly allocable to the Building (as reasonably determined by Landlord) for each month after such improvements are completed until the first to occur of (i) the expiration of the then-current Lease Term (as it may be extended), or (ii) the end of the term over which such costs were amortized.

5.5 Mechanic’s Liens: Tenant shall keep the Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Agents relating to the Project. If any claim of lien is recorded (except those caused by Landlord or Landlord’s Agents), Tenant shall bond against or discharge the same within 20 days after the same has been recorded against the Project. Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation for the cost of or to reimburse Landlord for any costs related to the repair or replacement (but not including the cost of normal and customary maintenance) of the structural components of the Premises, Building or Project.

5.6 Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

ARTICLE 6 REPAIR AND MAINTENANCE

6.1 Tenant’s Obligation to Maintain: Except as otherwise provided in Section 6.2, Section 11.1, and Section 12.3, Tenant shall be responsible for the following during the Lease Term:

A. General. Tenant shall clean and maintain in good order, condition, and repair and replace when necessary the Premises and every part thereof, through regular inspections and servicing, including, but not limited to: (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the HVAC or plumbing system; (ii) all fixtures, interior walls, floors, carpets and ceilings; (iii) all windows, doors, entrances, plate glass, and showcases (including cleaning both interior and exterior surfaces); (iv) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems); and (v) any automatic fire extinguisher equipment in the Premises. Any costs associated with the repair or replacement (but not including the cost of normal and customary maintenance) of any structural portions of the Premises shall be at Landlord’s sole cost.

B. Utilities and Glass. With respect to utility facilities serving the Premises (including electrical wiring and conduits, gas lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant shall be responsible for the maintenance and repair of any such facilities which serve only the Premises, including all such facilities that are within the walls or floor, or on the roof of the Premises, and any part of such facility that is not within the Premises, but only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Project as well as to the Premises.

C. Windows. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry. Tenant shall maintain continuously throughout the Lease Term a service contract for the washing of all windows (both interior and exterior surfaces) in the Premises, which contract provides for the periodic washing of all such windows at least once every 6 months during the Lease Term. Tenant shall furnish Landlord with copies of all such service contracts, which shall provide that they may not be canceled or changed without at least 30 days’ prior written notice to Landlord.

D. HVAC. Tenant shall (i) maintain, repair and replace when necessary all HVAC equipment which services only the Premises, and shall keep the same in good condition through regular inspection and servicing, and (ii) maintain continuously throughout the Lease Term a service contract for the maintenance of all such HVAC equipment with a licensed HVAC repair and maintenance contractor reasonably approved by Landlord, which contract provides for the periodic inspection and servicing of the HVAC equipment in accordance with the manufacturer’s guidelines. Notwithstanding the foregoing, Landlord may elect at any time to assume responsibility for the maintenance, repair and replacement of such HVAC equipment which serves only the

Premises; provided, however, if Landlord elects to assume such responsibility, then the costs incurred by Landlord shall be included in Operating Expenses to the extent such costs do not exceed the greater of (a) the amount incurred by Tenant prior to Landlord’s election, and (b) an amount that is consistent with the costs incurred by the landlords of comparable buildings in the vicinity of the Building, taking into account any differences in equipment and the nature of the work being performed. Tenant shall furnish Landlord with copies of all such service contracts, which shall provide that they may not be canceled or changed without at least 30 days’ prior written notice to Landlord.

E. Standards. All repairs and replacements required of Tenant shall be promptly made with new or like new materials of like kind and quality. If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of the Permitted Tenant’s Alterations Limit, then Tenant shall first obtain Landlord’s written approval of the scope of the work, plans therefor, materials to be used, and the contractor.

6.2 Landlord’s Obligation to Maintain: Landlord shall repair, maintain and operate the Common Area and repair and maintain the roof, utilities that are underground or that do not exclusively serve the Premises, and exterior and structural parts of the building(s) located on the Project so that the same are kept in good order and repair. If there is central HVAC or other building service equipment and/or utility facilities serving portions of the Common Area and/or both the Premises and other parts of the Building, Landlord shall maintain and operate (and replace when necessary) such equipment. If a building service equipment serving the Premises needs to be replaced, Landlord shall perform such replacement and Tenant shall pay its amortized share of such replacement pursuant to Section 5.4 above. Landlord shall not be responsible for repairs required by an accident, fire or other peril or for damage caused to any part of the Project by any act or omission of Tenant or Tenant’s Agents except as otherwise required by Article 11. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord. The manner in which the Common Areas are repaired, maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of comparable buildings in the vicinity of the Building are maintained and operated).

6.3 Control of Common Area: Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close any part of the Common Area to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area; (vi) remove unauthorized persons from the Project; and/or (vii) change the name of the Building or Project.

Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If in the opinion of Landlord unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

ARTICLE 7 WASTE DISPOSAL AND UTILITIES

7.1 Waste Disposal: Tenant shall store its waste either inside the Premises or within outside trash enclosures that are fully fenced and screened in compliance with all Private Restrictions, and designed for such purpose. All entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

7.2 Hazardous Materials: Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

A. Hazardous Materials Disclosure Certificate. Tenant shall deliver to Landlord an executed Hazardous Materials disclosure statement, substantially in the form required by Landlord from time to time describing Tenant’s then present use of Hazardous Materials on the Premises, and any other reasonably necessary documents as requested by Landlord.

B. Hazardous Materials Usage. Tenant shall not be entitled to use, store, generate, transport or dispose of any Hazardous Materials (herein referred to as “Hazardous Materials Usage”) on, in, or about any portion of the Premises, Building or the Project without, in each instance, obtaining Landlord’s prior written consent thereto in its sole and absolute discretion, except Tenant shall be entitled to use and store only those Hazardous Materials which are (i) typically used in the ordinary course of business light manufacturing use in the manner for which they were designed and in such limited amounts as may be normal, customary and necessary for Tenant’s business in the Premises, and (ii) in full compliance with Laws, and all judicial and administrative decisions pertaining thereto. Any Hazardous Materials Usage of Hazardous Materials by Tenant and Tenant’s Agents after the Effective Date in or about the Project shall strictly comply with all applicable Laws, including all Hazardous Materials Laws now or hereinafter enacted. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises, Building or Project for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion.

C. Tests and Inspections. Landlord shall have the right at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 7.2 or to determine if Hazardous Materials are present in, on or about the Project, and (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas. The cost of all such inspections, tests and investigations shall be borne by Tenant, if Landlord reasonably determines that Tenant or any of Tenant’s Agents are directly or indirectly responsible in any manner for any contamination revealed by such inspections, tests and investigations. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Agents with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

D. Notice. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises, Common Areas or Project; provided that Tenant has actual, implied or constructive knowledge of such event(s). Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation or other Hazardous Materials Usage of Hazardous Materials arising from or related to the acts or omissions of Tenant or Tenant’s Agents such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials as required by Hazardous Material Law or such higher standard as may be mutually and reasonably agreed upon by Landlord and Tenant to the extent consistent with remediation standards generally imposed by the landlords of comparable buildings in the San Jose area. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent in its reasonable discretion. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Hazardous Materials Laws or any agencies or other governmental authorities having jurisdiction thereof with respect to Hazardous Materials usage by Tenant or Tenant’s Agents. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in accordance with applicable Hazardous Material Laws or such higher standard mutually and reasonably agreed upon by Landlord and Tenant to the extent consistent with remediation standards generally imposed by the landlords of comparable buildings in the San Jose area.

E. Indemnity. Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all “Losses” (hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Agents of any of the Laws, including, without limitation, the Hazardous Materials Laws; (b) any breach of the provisions of this Section 7.2 or any subsection thereof by Tenant or any of Tenant’s Agents; or (c) any Hazardous Materials Usage by Tenant or any of Tenant’s Agents on, about or from the Premises of any Hazardous Material approved by Landlord under this Lease. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Building or the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration. To the actual knowledge of Landlord, except as set forth in reports delivered to Tenant before Tenant’s execution of this Lease, Landlord has no written notices indicating the presence of Hazardous Material on the Project or the soil, surface water or groundwater thereof in violation of Hazardous Material Laws. Landlord hereby agrees that Tenant shall have no liability or responsibility for any existing Hazardous Materials on or about the Premises, Building or Project as of the Effective Date.

F. Hazardous Material. As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government or under any Hazardous Material Law. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response; Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material.

G. Survival. The obligations of Landlord and Tenant under this Section 7.2 shall survive the expiration or earlier termination of the Lease Term. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Section 7.2. In the event of any inconsistency between any other part of this Lease and this Section 7.2, the terms of this Section 7.2 shall control.

7.3 Utilities: Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fee (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued or interrupted service.

7.4 Compliance with Governmental Regulations: Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

ARTICLE 8 OPERATING EXPENSES

8.1 Tenant’s Payment Obligation: As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section G of the Summary) of all Operating Expenses; provided, however, if the Project contains more than one building, then Tenant shall pay Tenant’s Share of all Operating Expenses fairly allocable to the Building as provided below, including (a) all Operating Expenses paid with respect to the maintenance, repair, replacement and use of the Building, and (b) a proportionate share of all Operating Expenses which relate to the Project in general that are not fairly allocable to any one building that is part of the Project. Tenant shall pay such share of the actual Operating Expenses incurred or paid by Landlord but not theretofore billed to Tenant within 30 days after receipt of a written bill therefor from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than once a month. Alternatively, Landlord may from time to time require that Tenant pay Tenant’s Share of Operating Expenses in advance in estimated monthly installments, in accordance with the following: (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Operating Expenses it anticipates will be paid or incurred for the Landlord’s fiscal year in question; (ii) during such Landlord’s fiscal year Tenant shall pay such share of the estimated Operating Expenses in advance in monthly installments as required by Landlord due with the installments of Base Monthly Rent; and (iii) within 180 days after the end of each Landlord’s fiscal year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Operating Expenses paid or incurred by Landlord during the just ended Landlord’s fiscal year (the “Annual Reconciliation Statement”) and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Base Monthly Rent, as the case may require, within 30 days after delivery by Landlord to Tenant of said statement, so that Landlord shall receive the entire amount of Tenant’s Share of all Operating Expenses for such Landlord’s fiscal year and no more. The failure of Landlord to deliver such annual reconciliation statement within said 180-day period under clause (iii) above shall not constitute a waiver or otherwise release a party from its obligation to make a payment or credit when such reconciliation is actually done, provided that, other than Real Property Taxes and costs incurred for utilities, Tenant shall not be responsible for Tenant’s Share of any Operating Expenses which are first billed to Tenant more than two (2) calendar years after the end of the calendar year to which such Operating Expenses relate.

Notwithstanding anything to the contrary in this Lease, if the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole. Landlord reserves the right in its sole discretion to allocate any such costs applicable to any particular building within the Project to the building in question whose tenants shall be responsible for payment of their respective proportionate shares in the pertinent building and other such costs applicable to the Project to each building in the Project (including the Building) with the tenants in each such building being responsible for paying their respective proportionate shares in such building of such costs to the extent required under the applicable leases. Landlord shall in good faith attempt to allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner and such allocation shall be binding on Tenant.

8.2 Operating Expenses Defined: The term “Operating Expenses” shall mean the total amounts paid or payable, whether by Landlord or others on behalf of Landlord, in connection with the ownership, maintenance, repair, and operations of the Building, the Common Areas and the Project, including without limitation, the following:

A. All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire, property damage, earthquake and other insurance covering the Project carried by Landlord pursuant to Section 9.2 (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, re-striping and resurfacing the Common Area; (vii) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; and (viii) providing security (provided, however, that Landlord shall not be obligated to provide security and if it does, Landlord may discontinue such service at any time and in any event Landlord shall not be responsible for any act or omission of any security personnel); and (ix) capital improvements as provided in Section 5.4 hereof;

B. The following costs: (i) Real Property Taxes as defined in Section 8.3; (ii) the amount of any “deductible” paid by Landlord with respect to damage caused by any Insured Peril; (iii) the cost to repair damage caused by an Uninsured Peril up to a maximum amount equal to 2% of the replacement cost of the buildings or other improvements damaged; provided, however, to the extent such cost is a capital cost, as determined in accordance with general real estate management and accounting principles (provided that there shall be a presumption that a single cost in excess of

$20,000.00 shall be a capital cost and if Landlord intends to expense such cost then Landlord shall be required to provide reasonable evidence that treating such cost as an expense, as opposed to a capital cost, is consistent with the treatment of such costs by the landlords of comparable buildings in the San Jose area), then such cost shall be amortized in accordance with Section 5.4 of this Lease, above; and (iv) that portion of all compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord but only to the extent they are involved in the performance of the work described by Section 8.2A that is fairly allocable to the Project;

C. Fees for property management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), not to exceed the monthly rate of 3% of the gross revenues of the Project (provided that such fee shall be reduced to 3% of the net revenues from and after the second (2nd) anniversary of the Commencement Date), plus charges for office rent for property management, supplies, equipment, salaries, wages, bonuses and other compensation (including fringe benefits, vacation, holidays and other paid absence benefits) relating to employees of Landlord or its property manager or agents engaged in the management, operation, repair, or maintenance of the Building and/or Common Areas of the Project (provided that if such management office is not located within the Project, then such costs shall be reasonably and equitably allocated amongst all properties managed by the personnel located in such office);

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project which would be considered a current expense (and not a capital expenditure) pursuant to generally accepted accounting principles; provided, however, that Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Project; (ii) depreciation of any buildings or any major systems of building service equipment within the Project; (iii) leasing commissions; (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project; and (v) any cost incurred in complying with Hazardous Materials Laws or in connection with the presence of any Hazardous Materials that was not brought onto the Project by Tenant or any of Tenant’s Agents, which subject is governed exclusively by Section 7.2.

E. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(1) costs, including legal fees, space planners’ fees, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Building or Project or parking facilities);

(2) any reserves except for Capital Reserves;

(3) costs associated with the operation of the business of the limited liability company, partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building or Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Building or Project). Costs associated with the operation of the business of the limited liability company, partnership or entity which constitutes Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(4) except for a management fee provided in Section 8.2C above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(5) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services and costs or expenses incurred due to violation by Landlord of any term or condition of the Lease;

(6) costs for capital repairs to the structural parts of the Building consisting of the roof structure (as opposed to the roof membrane), foundation and exterior load bearing walls;

(7) costs which would properly be capitalized under sound real estate management and accounting principles, except to the extent provided in Section 5.4, and provided that there shall be a presumption that a single cost in excess of $20,000.00 shall be a capital cost and if Landlord intends to expense such cost then Landlord shall be required to provide reasonable evidence that treating such cost as an expense, as opposed to a capital cost, is consistent with the treatment of such costs by the landlords of comparable buildings in the San Jose area; and

(8) costs of a type for which Tenant reimburses Landlord directly or which Tenant pays directly to a third person.

F. In addition to Tenant’s Share of Operating Expenses, Tenant shall also pay as additional rent a fixed monthly sum of $107.04 payable each month, which represents the long term capital reserve (“Capital Reserve”) for the following (each a “Capital Reserve Replacement”): replacement of HVAC units, replacement of the roof membrane to the Building and painting the exterior of the Building. Landlord shall apply the Capital Reserve to the cost of any Capital Reserve Replacement until the Capital Reserve is exhausted. In the event any actual expenditure incurred by the Landlord for any Capital Reserve Replacement exceeds the amount of the Capital Reserve (after exhaustion of the Capital Reserve), Landlord will amortize the amount in excess of the balance of the Capital Reserve over the useful life of the Capital Reserve Replacement, and Tenant will pay Landlord the equivalent of the monthly amortized amount each month through the remaining Term and any extension thereof.

8.3 Real Property Taxes Defined: The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project, or Landlord’s business of leasing the Project. The parties acknowledged that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Real Property Taxes shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. If at any time during the Lease Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term Real Property Taxes for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term Real Property Taxes. Notwithstanding the foregoing, the term Real Property Taxes shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources. In addition, all assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by Law (except to the extent inconsistent with the general practice of landlords of the comparable buildings located in the San Jose area) and shall be included as Real Property Taxes in the year in which the installment is actually paid.

The parcel containing the Building may be a separate tax parcel that may also contain other buildings on such parcel. In such event and if the Building and the buildings and improvements are currently included in the same tax bill and contain different size and types of improvements, Landlord shall have the right to allocate the Taxes to each such building in accordance with Landlord’s reasonable accounting and management principles.

8.4 Adjustments. Notwithstanding the foregoing provisions, Tenant’s Share as to certain expenses included in Operating Expenses may be calculated differently to yield a higher percentage share for Tenant as to those expenses if Landlord permits other tenants or occupants in the Project to incur such expenses directly rather than have Landlord incur the expense in common for the Project. In such case, Tenant’s Share of the applicable expense shall be calculated as having as its denominator the sum of the gross leasable areas of all premises in the Project less the gross leasable areas of tenants who have incurred such expense directly. Nothing herein shall imply that Landlord will permit Tenant or any other tenant of the Project to incur Common Area Costs. Any such permission shall be in the sole discretion of Landlord. If the Building or Project is not one hundred percent (100%) occupied during all or a portion of any calendar year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Building and Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

8.5 Landlord’s Books and Records. Within ninety (90) days after receipt of a Landlord’s year-end statement of Operating Expenses (the “Statement”) by Tenant, if Tenant disputes the amount of Operating Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord’s reasonable scheduling requirements, inspect Landlord’s records at Landlord’s offices; provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement; and further provided that such inspection must be completed within thirty (30) days after Landlord’s records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 8.5 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant, and Tenant and Tenant’s accountant shall be required to execute Landlord’s form of confidentiality and non-disclosure agreement prior to being provided with access to Landlord’s books and records. If, within thirty (30) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Operating Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord, which certification shall be final and conclusive; provided, however, if the actual amount of Operating Expenses due for that year to which the Statement applies, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within ninety (90) days after Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Operating

Expenses payable by Tenant shall be as set forth in this Section 8.5, and Tenant hereby waives any and all other rights pursuant to applicable Laws to inspect such books and records and/or to contest the amount of Operating Expenses payable by Tenant.

ARTICLE 9 INSURANCE

9.1 Tenant’s Insurance: Tenant shall maintain insurance complying with all of the following:

A. Types. Tenant shall procure, pay for and keep in full force and effect the following:

(1) Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Liability Insurance Minimum specified in Section P of the Summary, which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 10.3;

(2) Fire and property damage insurance in so-called “all risk” form insuring Tenant’s Trade Fixtures, and Tenant’s Alterations for the full actual replacement cost thereof; and

(3) Insurance for: (a) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (b) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease—each employee; (c) Business Interruption Insurance for 100% of the 12 months actual loss sustained, and (d) Excess Liability in the amount of $3,000,000. In addition, whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Leased Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

B. Requirements. Where applicable and required by Landlord, each policy of insurance required to be carried by Tenant pursuant to this Section 9.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a commercially reasonable form; (iv) shall be carried with commercially reasonable companies; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least 30 days prior written notice to Landlord so long as such provision of 30 days notice is reasonably obtainable, but in any event not less than 10 days prior written notice; (vi) shall have a “deductible” in such amount as is consistent with the deductible amounts of similar tenants under leases allowing uses consistent with the Permitted Use; (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 9.1.

C. Evidence. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this Section 9.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 9.1, and containing the provisions specified herein, shall, upon written request, be delivered to Landlord prior to the time Tenant or any of its Agents enters the Premises and upon renewal of such policies, but not less than 5 days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this Section 9.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 9.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated.

9.2 Landlord’s Insurance: Landlord shall have the following obligations and options regarding insurance:

A. Property Damage. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “all risk” form insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than 12 months and from physical damage to the Project with coverage of not less than the full replacement cost thereof. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Landlord shall have the right, but not the obligation, in its sole and absolute discretion, to obtain insurance for such additional perils as Landlord deems appropriate, in accordance with sound real estate management and accounting practices. All such coverage shall contain “deductibles” which Landlord deems appropriate in accordance with sound real estate management and accounting principles. Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations of Tenant.

B. Other. Landlord shall maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection in accordance with sound real estate management and accounting practices.

C. Tenant’s Obligation to Reimburse: If Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

9.3 Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents and employees, from any liability for damage to property that is caused by or results from any risk insured against under any valid and collectible property insurance policy carried by either of the parties or required to be carried under this Lease, regardless of the negligence of either party, and each party shall ensure that each such policy contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; subject to the following limitations: (i) the foregoing provision shall not apply to the commercial general liability insurance described by subparagraphs Section 9.1A and Section 9.2B; and (ii) such release shall apply to liability resulting from any risk insured against or covered by self-insurance maintained or provided by Tenant to satisfy the requirements of Section 9.1 to the extent permitted by this Lease. Each party shall cause each property insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy.

ARTICLE 10 LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

10.1 Limitation on Landlord’s Liability: Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any cause, including without limitation any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (v) penetration of water into or onto any portion of the Premises or the Building through roof leaks or otherwise. Notwithstanding the foregoing but subject to Section 9.3, Landlord shall be liable for any such injury, damage or loss which is proximately caused by Landlord’s breach of this Lease, or the willful misconduct or negligence of Landlord or its agent, employees or contractors. Landlord shall hold harmless, indemnify, and defend Tenant from any and all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments (including, without limitation, reasonable attorneys’ fees) arising from the gross negligence or willful misconduct of Landlord or Landlord’s breach of the terms of this Lease, except to the extent caused by Tenant and/or any of Tenant’s agents, servants, employees, and independent contractors.

10.2 Limitation on Tenant’s Recourse: If Landlord is a corporation, limited liability company, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives except to the extent of their interest in the Project. Tenant shall have recourse only to the amount of the interest of Landlord in the Project, including all rents and other proceeds thereof, for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord in excess thereof for the satisfaction of such obligations.

10.3 Indemnification of Landlord: Tenant shall hold harmless, indemnify and defend Landlord, and its employees, agents and contractors, with competent counsel reasonably satisfactory to Landlord (and Landlord agrees to accept counsel that any insurer requires be used), from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (other than the willful misconduct or negligence of Landlord or Landlord’s agents, employees or contractors, or Landlord’s breach of this Lease) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term, (ii) the negligence or willful misconduct of Tenant or its agents, employees and contractors, wherever the same may occur, or (iii) an Event of Tenant’s Default. The provisions of this Section 10.3 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11 DAMAGE TO PREMISES

11.1 Landlord’s Duty to Restore: If the Premises are damaged by any peril after the Effective Date, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to Section 11.2 or by Tenant pursuant to Section 11.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 9.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Section 11.2 or Section 11.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to Tenant’s Alterations shall be paid to Tenant and Tenant shall promptly remit such proceeds to Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all Tenant’s Alterations and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance carried by it pursuant to Section 9.1A(2) shall be used for such purpose.

11.2 Landlord’s Right to Terminate: Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within 30 days after the date of such damage:

A. Damage From Insured Peril. The Building is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds 33% of the then actual replacement cost thereof;

B. Damage From Uninsured Peril. The Building or Project is damaged by an Uninsured Peril and not required to be insured against pursuant to the Lease to such an extent that the estimated cost to restore exceeds 2% of the then actual replacement cost thereof; provided, however, that Landlord may not terminate this Lease pursuant to this Section 11.2B if Tenant agrees in writing to pay the amount by which the cost to restore the damage exceeds such amount and subsequently deposit such uninsured amount with Landlord within 30 days after Landlord has notified Tenant of its election to terminate this Lease;

C. Damage Near End of Term. The Premises are damaged by any peril within 12 months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 30 days after the date of such damage; or

D. Restrictions on Restoration. The Building or Project is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

E. Defined Terms. As used herein, the following terms shall have the following meanings: (i) the term “Insured Peril” shall mean a peril actually insured against or required to be insured against pursuant to the Lease for which the insurance proceeds actually received by Landlord are sufficient (except for any “deductible” amount specified by such insurance) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any peril which is not an Insured Peril. Notwithstanding the foregoing, for the purpose of determining Landlord’s restoration obligations, if the “deductible” for earthquake or flood insurance exceeds 2% of the replacement cost of the improvements insured, such peril shall be deemed an “Uninsured Peril”.

11.3 Tenant’s Right to Terminate: If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Section 11.2, then within sixty (60) days, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within 15 business days after Tenant receives from Landlord the estimate of the time needed to complete such restoration.

A. Major Damage. The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the date of such damage; or

B. Damage Near End of Term. The Premises are damaged by any peril within 12 months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 30 days after the date of such damage.

11.4 Abatement of Rent: In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4).

ARTICLE 12 CONDEMNATION

12.1 Landlord’s Termination Right: Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (i) all or any part of the Premises is so taken, (ii) more than 10% of the Building Leasable Area is so taken, or (iii) more than 50% of the Common Area is so taken. Any such right to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

12.2 Tenant’s Termination Right: Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) 10% or more of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant’s business, or (ii) there is a taking affecting the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within reasonable walking distance of the Premises equal in number to at least 80% of the number of spaces allocated to Tenant by Section 2.1, whether by rearrangement of the remaining parking areas in the Common Area (including construction of multi-deck parking structures or re-striping for compact cars where permitted by Law) or by alternative parking facilities on other land. Tenant must exercise such right within a reasonable period of time, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

12.3 Restoration and Abatement of Rent: If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken the Base Monthly Rent and Operating Expenses shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

12.4 Temporary Taking: If any portion of the Premises is temporarily taken for one hundred eighty (180) days or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one hundred eighty (180) days or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

12.5 Division of Condemnation Award: Any award made as a result of any condemnation of the Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following so long as the award made to Landlord is not thereby reduced: (i) for the taking of personal property or Trade Fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its moving costs, (iii) for loss of Tenant’s goodwill; or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

ARTICLE 13 DEFAULT AND REMEDIES

13.1 Events of Tenant’s Default: Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A. Payment. Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due, and such failure is not cured within 3 days after delivery of written notice from Landlord specifying such failure to pay; or

B. General Covenant. Tenant shall have failed to perform any term, covenant, or condition of this Lease other than those referred to in any other subsection of this Section 13.1, and Tenant shall have failed to cure such breach within 10 days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within said 10 day period, or if such breach could not be reasonably cured within said 10 day period, Tenant shall have failed to commence such cure within said 10 day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed; or

C. Transfer. Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Article 14; or

D. Abandonment. Tenant shall have abandoned the Premises; or

E. Insolvency. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this Section 13.1E is contrary to any applicable Law, such provision shall be of no force or effect; or

F. Required Documents. Tenant shall have failed to deliver documents required of it pursuant to Section 15.4 or Section 15.6 within the time periods specified therein, where such failure continues for more than three (3) business days after notice from Landlord.

Any written notice of default sent by Landlord to Tenant shall be in lieu of, and not in addition to, any termination notice required under applicable statutory or regulatory provisions (and no further notice shall be required should Landlord elect to terminate this Lease as set forth below).

13.2 Landlord’s Remedies: If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A. Continue. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not cure such breach within 3 days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

B. Enter and Relet. Landlord may enter the Premises and release them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in releasing the Premises, including brokers’ commissions, expenses of altering and preparing the Premises required by the releasing. Tenant shall pay to Landlord the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Landlord received from any releasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

C. Terminate. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 13.2C shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

D. No Deemed Termination. In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 13.C, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination.

E. Damages. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (ii) the term “rent” includes Base Monthly Rent and Additional Rent. Such damages shall include:

(1) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise), provided such costs shall be amortized over the term of any such reletting and such damages shall only include the amount allocable to the remaining Lease Term; (iii) broker’s fees, advertising costs and other expenses of reletting the Premises, provided such costs shall be amortized over the term of any such reletting and such damages shall only include the amount allocable to the remaining Lease Term; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant’s default.

F. Non Exclusive Remedies. Nothing in this Section 13.2 shall limit Landlord’s right to indemnification from Tenant as provided in Section 7.2 and Section 10.3. Any notice given by Landlord in order to satisfy the requirements of Section 13.1A or Section 13.1B above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

13.3 Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

13.4 Limitation On Exercise of Rights: At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (ii) Tenant may not exercise any option to extend.

13.5 Waiver by Tenant of Certain Remedies: Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

ARTICLE 14 ASSIGNMENT AND SUBLETTING

14.1 Transfer By Tenant: The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Section 14.1 as “Tenant”):

A. Transfer. Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily, by operation of law or otherwise without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any other person (the agents and servants of Tenant excepted) whether by sublease, license, concession, franchise, agency, or management agreement; (ii) assign its interest in this Lease; (iii) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord, not to exceed $1,500 for a Transfer in the ordinary course of business, in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (i) Hazardous Materials used, stored, released, or disposed of by the potential Subtenant or Assignee, and/or (ii) violations of Hazardous Materials Law by the Tenant or the proposed Subtenant or Assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in a form reasonably approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 14.1B, and (iii) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

B. Procedure. At least 15 days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant; and (vi) an accurately filled out response to Landlord’s standard hazardous materials questionnaire. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) 15 days of receipt of such request together with the required accompanying documentation, or (ii) 7 days after Landlord’s receipt of all information which Landlord reasonably requests within seven days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, then Tenant shall provide a second written notice to Landlord requesting such consent and if Landlord fails to respond within 7 days after receipt of such second notice, then Landlord will be deemed to have consented to such Transfer. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer, which shall also be subject Landlord’s consent in accordance with the same process for obtaining Landlord’s initial consent to such Transfer.

C. Recapture. In the event that Tenant seeks to make any Transfer (other than a Permitted Transfer) at any time prior to the second (2nd) anniversary of the Commencement Date, Landlord shall have the right to terminate this Lease or, in the case of a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be so sublet so that Landlord is thereafter free to lease the Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then the Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease if it is terminated in its entirety, or shall be released from any further obligation under the Lease with respect to the space proposed to be sublet in the case of a proposed partial sublease. In the case of a partial termination of the Lease, the Base Monthly Rent and Tenant’s Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to the Lease bears to the original area of the Premises. Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination.

D. Other Requirements. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1) Tenant shall not be released of its liability for the performance of all of its obligations under the Lease.

(2) If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord 50% of the positive difference, if any, received by Tenant, between (i) the amount paid by such assignee to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent paid by Tenant for the Premises. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee.

(3) If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord 50% of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant.

(4) Tenant’s obligations under this Section 14.1D shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5) As used in this Section 14.1D, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the fair market value thereof) for Tenant’s assets, fixtures, leasehold improvements, goodwill, equipment and furniture after deducting Tenant’s reasonable and actual out-of-pocket costs of such Transfer, which costs may include but are not limited to, attorneys’ fees, broker commissions and tenant improvements.

E. Deemed Transfers. Except for a Permitted Transfer, the term “Transfer” shall include any of the following, whether voluntary or involuntary and whether effected by death, operation of law or otherwise:

(1) If Tenant is a closely held corporation (i.e., one whose stock is not publicly held and not traded through an exchange or over the counter):

(a) The sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant or more in the aggregate, in a single transaction or series of related transactions over a period of time other than in connection with a public offering or other equity financing; or

(b) The dissolution, merger, consolidation, or other reorganization of Tenant.

F. Permitted Transfers. Notwithstanding anything contained in Section 14.1, Landlord’s consent is not required for a deemed Transfer due to a transfer of Tenant’s stock under Section 14.1.E(1)(a) or any Transfer by Tenant to an Affiliate, as defined below, or to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, or to a purchaser of a all or substantially all of Tenant’s assets, as long as the following conditions are met and Tenant otherwise complies with the other provisions of Section 14.1 (each such Transfer shall be referred to as a “Permitted Transfer”):

(a) At least ten (10) business days before the Transfer, Landlord receives written notice of the Transfer (as well as any documents or information reasonably requested by Landlord regarding the Transfer or Transferee);

(b) The Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease;

(c) If the Transfer is an assignment, Transferee assumes in writing all of Tenant’s obligations under this Lease relating to the Leased Premises; and

(d) Transferee (or Tenant, in the case of a deemed Transfer under Section 14.1.E(1)(a)), has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied (“Net Worth”), at least equal to Tenant’s Net Worth immediately before the Transfer.

For purposes hereof, the term “Affiliate” means any entity that controls, is controlled by, or is under common control with Tenant. “Control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs. Landlord shall not be entitled to terminate the Lease pursuant to Section 14.1C due to a Permitted Transfer or to receive any part of any Subrent resulting from a Permitted Transfer that would otherwise be due it pursuant to Section 14.1D.

G. Reasonable Standards. The consent of Landlord to a Transfer may not be unreasonably withheld, provided that it is agreed to be reasonable for Landlord to reasonably consider any of the following reasons, which list is not exclusive, in electing to deny consent:

(1) The financial strength of the proposed transferee at the time of the proposed Transfer is not reasonably sufficient in light of the responsibilities to be undertaken in connection with the Transfer;

(2) The proposed transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

(3) A proposed transferee whose occupation of the Premises would cause a diminution in the value of the Building or Project (other than as a result of the rental rate to be paid by such proposed transferee being less than the Rent being paid by Tenant);

(4) A proposed transferee whose impact or affect on the common facilities or the utility, efficiency or effectiveness of any utility or telecommunication system serving the Building or the Project or the other occupants of the Project would be adverse, disadvantageous or require improvements or changes in any utility or telecommunication capacity currently serving the Building or the Project;

(5) A proposed transferee whose occupancy will require a variation in the terms of this Lease (including, without limitation, a variation in the use clause) or which otherwise adversely affects any interest of Landlord;

(6) The existence of any Event of Default by Tenant under any provision of this Lease;

(7) A proposed transferee who is or is likely to be, or whose business is or is likely to be, subject to compliance with additional laws or other governmental requirements beyond those to which Tenant or Tenant’s business is subject;

(8) The proposed Transferee is a governmental agency or unit;

(9) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Project, or increasing the expenses associated with operating, maintaining and repairing the Building or the Project; or

(10) The proposed Transferee will use, store or handle Hazardous Materials (defined above) in or about the Premises of a type, nature or quantity not then acceptable to Landlord, and which would not then generally be acceptable to the landlords of comparable buildings in the San Jose area.

H. Reasonable Restriction. The restrictions on Transfer described in this Lease are acknowledged by Tenant to be reasonable for all purposes, including, without limitation, the provisions of California Civil Code (the “Code”) Section 1951.4(b)(2). Tenant expressly waives any rights which it might otherwise be deemed to possess pursuant to applicable law, including, without limitation, Section 1997.040 of the Code, to limit any remedy of Landlord pursuant to Section 1951.2 or 1951.4 of the Code by means of proof that enforcement of a restriction on use of the Premises would be unreasonable.

14.2 Transfer By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises. Notwithstanding any provision to the contrary contained in the Lease, the release of Landlord from any liability accruing after the date Landlord transfers title to the Premises and the agreement by Tenant to look solely to Landlord’s successor-in-interest shall be conditioned upon (a) delivery to Landlord’s successor of any and all funds in the hands of Landlord at the time of the transfer in which Tenant has an interest, or in lieu thereof, delivery of such funds to Tenant and (b) the assumption, in writing, of all of Landlord’s obligations under the Lease by Landlord’s successor in interest.

ARTICLE 15 GENERAL PROVISIONS

15.1 Landlord’s Right to Enter: Landlord and its agents may enter the Premises at any reasonable time after giving at least 24 hours’ prior notice to Tenant (and immediately in the case of emergency) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers, mortgagees or tenants; (v) making necessary alterations, additions or repairs; performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; placing upon the Premises ordinary “for sale” signs; (viii) during the final nine (9) months of the Lease Term, placing upon the Premises ordinary “for lease” signs, and (ix) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section 15.1 shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises. Landlord agrees to follow Tenant’s security procedures and Tenant may require any prospective tenant to sign commercially reasonable confidentiality agreement.

15.2 Surrender of the Premises: Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, except for (i) reasonable wear and tear, (ii) damage caused by any peril or condemnation, (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to Section 7.2A or Section 7.2B and (iv) alterations not required to be removed hereunder. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (i) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced; (ii) all interior and exterior windows shall be washed; (iii) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair as so certified by such firm; and (iv) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, (i) remove any Tenant’s Alterations which Tenant is required to remove pursuant to Section 5.2 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to the condition existing prior to the construction of such Tenant’s Alterations. If the Premises are not so surrendered at the termination of this Lease, Tenant shall continue to be responsible for the payment of Rent until the Premises are so surrendered in accordance with said provisions and Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

15.3 Holding Over: This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to 150% of the Base Monthly Rent payable during the last full calendar month of the Lease Term. In any event, no provision of this Section 15.3 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this section shall apply.

15.4 Subordination: Tenant covenants and agrees that this Lease is subject and subordinate to any Security Instrument and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future Security Instrument shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in standard commercially reasonable form provided by such Successor Landlord, which requires such Successor Landlord to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing (a “SNDAA”) executed by Landlord and the appropriate Successor Landlord. This clause shall be self operative and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, at Landlord’s request, Tenant shall execute promptly any appropriate certificate or instrument that Landlord may request and Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or instrument for and on behalf of Tenant. Notwithstanding the foregoing, any Lender shall have the right to elect, by written notice given to Tenant, to have this Lease be superior to its Security Instrument. In the event of the enforcement by any holder of the Security Instrument (“Successor Landlord”) of the remedies provided for by law or by such Security Instrument, at Successor Landlord’s election, Tenant will attorn to and recognize as its landlord, and become the tenant of, such Successor Landlord, without any change in the terms or other provisions of this Lease or without the execution of any further instrument by Tenant; provided, however, that such Successor Landlord or successor in interest shall not be bound by (a) any payment of Base Monthly Rent or Additional Rent for more than one (1) month in advance, (b) any amendment or modification of this Lease, or any waiver of the terms of this Lease, made without the written consent of such Successor Landlord, (c) any offset right that Tenant may have against any former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by a former

Landlord that occurred before the date of attornment; (d) any obligation to pay Tenant any sum(s) that any former Landlord owed to Tenant unless such sums, if any, shall have actually been delivered to Successor Landlord by way of an assumption of escrow accounts or otherwise, (e) any obligation to pay Tenant any security deposited with a former Landlord, unless such security was actually delivered to such Successor Landlord; (f) any obligation to commence or complete any initial construction of improvements in the Premises or any expansion or rehabilitation of existing improvements thereon; or (g) any obligation arising from representations and warranties related to a former Landlord. Upon request by such Successor Landlord, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth, and Tenant hereby irrevocably appoints Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates. This Lease is further subject to and subordinate to all matters of record.

15.5 Lender Protection: Tenant will give the owners or holders of any Security Instrument (“Lienholder”), by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or Lienholder previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of Lienholder. Tenant further agrees that if Landlord fails to cure such default within thirty (30) days after Landlord’s receipt of such notice of default from Tenant (provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, then Landlord shall have a reasonable time period to cure such default if it diligently commences such cure within such thirty (30) day period and thereafter diligently proceeds to rectify and cure such default), then Tenant will provide written notice of such failure to Lienholder and Lienholder will have an additional thirty (30) days within which to cure the default. Lienholder shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lienholder agrees or undertakes otherwise in writing. If the default cannot be cured within the additional thirty (30) day period, then Lienholder will have such additional time as may be necessary to effect the cure if, within the thirty (30) day period, Lienholder has commenced and is diligently pursuing the cure (including, without limitation, commencing foreclosure proceedings and/or appointing a receiver if necessary to effect the cure).

15.6 Estoppel Certificates and Financial Statements: At all times during the Lease Term, Tenant agrees, following any request by Landlord, promptly to execute and deliver to Landlord within 15 days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, and (iii) certifying such other factual information about the Lease as may be reasonably required by Landlord’s lender or prospective lender, or by any purchaser or prospective purchaser of the Building or the Project. If Tenant fails to deliver an estoppel certificate within 15 days after delivery of a request therefor, then Landlord may deliver a second (2nd) request for an estoppels certificate to Tenant and Tenant’s failure to deliver an estoppel certificate within 5 days after delivery of such second (2nd) request shall be a conclusive admission that, as of the date of the request for such statement: (i) this Lease is unmodified except as may be represented by Landlord in said request and is in full force and effect, (ii) there are no known uncured defaults in Landlord’s performance at that time, and (iii) no rent has been paid more than 30 days in advance. At any time during the Lease Term Tenant shall, upon 15 days’ prior written notice from Landlord, provide Tenant’s most recent financial statement and financial statements covering the 24 month period prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant and shall be held confidentially by Landlord.

Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

15.7 Consent: Whenever Landlord’s approval or consent is required by this Lease, such approval or consent may, unless a different standard has been expressly provided in this Lease for the particular matter requiring Landlord’s consent or approval, not be unreasonably withheld, delayed, or conditioned.

15.8 Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by courier service, or by mail. A notice shall be deemed to have been given (i) on the third business day after mailing if such notice was deposited in the United States mail, certified or registered, postage prepaid, addressed to the party to be served at its Address for Notices specified in Section Q or Section R of the Summary (as applicable), (ii) when delivered if given by personal delivery, and (iii) in all other cases when actually received at the party’s Address for Notices. Either party may change its address by giving notice of the same in accordance with this Section 15.8, provided, however, that any address to which notices may be sent must be a California address.

15.9 Attorneys’ Fees: In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

15.10 Authority: If Tenant is a corporation, limited liability company, partnership or other entity, Tenant represents and warrants that each individual executing this Lease on behalf of said organization is duly authorized to execute and deliver this Lease on behalf of said organization in accordance with a duly adopted resolution or other applicable authorization of said organization, and that this Lease is binding upon said organization in accordance with its terms.

15.11 Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that (i) the gross leasable area of the Premises includes any atriums, but shall not include any depressed loading docks, covered entrances or egresses, and covered loading areas, (ii) each has had an opportunity to determine to its satisfaction the actual area of the Project and the Premises, (iii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (iv) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease.

15.12 Termination by Exercise of Right: If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate 30 days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination. This ¶15.12 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

15.13 Brokerage Commissions: Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Lease so as to cause the other party to be responsible for the payment of a brokerage commission, except for the Retained Real Estate Broker(s) identified in the Summary to this Lease. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the Retained Real Estate Brokers) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Lease.

15.14 Force Majeure: Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of Landlord (except financial inability) shall excuse the performance by Landlord, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder.

15.15 Entire Agreement: This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (iii) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

15.16 OFAC Compliance. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations or executive orders designed to combat terrorism or money laundering, if applicable, to this Lease. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Lease.

[the balance of this page has been intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:			TENANT:

M WEST PROPCO XVII, LLC,			BARRACUDA NETWORKS, INC.,
a Delaware limited liability company			a Delaware corporation

By:	Divco West Real Estate Services, Inc.,
	a Delaware corporation		By:	/s/ David Faugno
	Its Agent		Name:	David Faugno
			Title:	CFO

	By:	/s/ J. Moore	Dated:	6/18/13
Name:
	Its:	Authorized Signatory

	Dated:	6/19/13

EXHIBIT A

PROJECT SITE PLAN AND OUTLINE OF THE PREMISES

Exhibit A is intended only to show the general outline of the Project and the Premises. The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit, if shown, is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It is not to be scaled; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways, electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Project does not mean such items are part of the Premises.

EXHIBIT A

EXHIBIT B

WORK LETTER FOR TENANT IMPROVEMENTS

WORK LETTER

This Exhibit B forms a part of that certain Lease (the “Lease”) by and between M West Propco XVII, LLC, a Delaware limited liability company, as Landlord, and Barracuda Networks, Inc., a Delaware corporation, as Tenant, to which this Exhibit is attached. If there is any conflict between this Exhibit and the Lease regarding the construction of the Tenant Improvements (hereinafter defined), this Exhibit shall govern. All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Lease, except where expressly provided to the contrary in this Exhibit.

ARTICLE 1 DEFINITIONS

1. Additional Definitions. Each of the following terms shall have the following meaning:

Architect: The architectural firm selected by Tenant and approved by Landlord in its good faith discretion to prepare the “Preliminary Plans” and “Final Plans” (as such terms are hereinafter defined). Landlord hereby approves of AAI as Tenant’s Architect.

Contractor: The general contractor selected by Tenant and approved by Landlord in its sole and absolute discretion to construct the Tenant Improvements. The general contractor must be licensed and bondable in the State of California. Tenant may request that Landlord approve three (3) or more Contractors prior to competitive bidding, in which case Tenant may select any one of the Contractors approved by Landlord. Landlord hereby approves of TBI Construction as Tenant’s Contractor.

Construction Contract: The commercially reasonable (including industry standard warranties) construction contract to be entered into by Tenant and its Contractor in form, scope and substance satisfactory to Tenant.

Landlord’s Allowance: A total amount equal to $189,512.00 (i.e., an amount equal to $4.00 per rentable square foot of the Premises) to be paid by Landlord for the Construction Costs only for improvements to the base building of the Building, as reasonably approved by Landlord (the “Base Building Improvements”). Any unused portion of Landlord’s Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds. Tenant shall have until December 31, 2013 (the “Outside Date”) to use the Landlord’s Allowance for payment of Construction Costs for the Base Building Improvements. If Tenant has not complied with the requirements in this Exhibit for payment of Landlord’s Allowance by the Outside Date, Tenant shall not be entitled to any remaining unused amount of Landlord’s Allowance.

EXHIBIT B

Substantial Completion, Substantially Complete, and Substantially Completed (or similar phrase): The foregoing shall mean when the following have occurred or would have occurred but for any delay cause by Tenant:

(a) Tenant has delivered to Landlord a certificate from the Architect, in a form reasonably approved by Landlord, that the Tenant Improvements have been Substantially Completed substantially in accordance with the Final Plans, except “punch list” items which may be completed within thirty (30) days without impairing Tenant’s use of the Premises or a material portion thereof, and Landlord has approved of the work in its reasonable discretion; and

(b) Tenant has obtained from the appropriate governmental authority a final certificate of occupancy (or all building permits with all inspections approved or the equivalent) and all other approvals and permits for the Premises permitting occupancy and use of the Premises for its permitted use under the Lease.

Tenant Improvements: The improvements to be constructed in accordance with the Final Plans, including the Base Building Improvements. Said work shall include architectural, mechanical and electrical work and life safety systems, to the extent reasonably required based on the nature of such Tenant Improvements, and shall be in accordance with the criteria, procedures and schedules referred to in this Exhibit. The Tenant Improvements shall comply in all respects with all applicable laws, statutes, ordinances, building codes and regulations (collectively, “Applicable Laws”).

Construction Costs: All costs, expenses, fees, taxes and charges to Tenant to construct the Tenant Improvements, including, without limitation, the following:

(1) architects, engineers and consultants in the preparation of the Preliminary Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of such plans for the Tenant Improvements, and for processing governmental applications and applications for payment, observing construction of the work, and other customary engineering, architectural, interior design and space planning services;

(2) surveys, reports, environmental and other tests and investigations of the site and any improvements thereon;

(3) labor, materials, equipment and fixtures supplied by the Contractor, its subcontractors and/or materialmen, including, without limitation, charges for a job superintendent and project representative;

(4) the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers and accessories required for completing the heating, ventilation and air-conditioning system in the Premises, including costs of meter and key control for after-hour usage, if required by Landlord;

EXHIBIT B

(5) all electrical circuits, wiring, lighting fixtures, and tube outlets furnished and installed throughout the Premises, including costs of meter;

(6) all window and floor coverings in the Premises, including, without limitation, all treatment and preparatory work required for the installation of floor coverings over the concrete or other structural floor;

(7) all fire and life safety control systems, such as fire walls, wiring and accessories installed within the Building;

(8) all plumbing, fixtures, pipes and accessories installed within the Building;

(9) fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and approvals and plan checks) required for the work in the Building;

(10) construction administration expenses incurred by Tenant; provided there shall be no construction management fee payable to Landlord;

(11) all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Tenant Improvements; and

(12) all costs and expenses incurred to comply with all Applicable Laws of any governmental authority for any work at the Project (including, without limitation, work required outside of the Premises) in order to construct the Tenant Improvements (including, without limitation, work required in order to cause the Project, or any portion thereof, to comply with any and all handicap access laws).

The term Construction Costs under this Exhibit shall not include (i) any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates, or (ii) the cost any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities, or equipment. Any fees or costs referred to in clauses (i) or (ii) above shall be paid by Tenant without resort to Landlord’s Allowance. Notwithstanding anything to the contrary in the Lease or this Work Letter, Landlord shall, at Landlord sole cost and expense (and which shall not be included in Operating Expenses), remove or encapsulate all asbestos and other Hazardous Materials, if any, located in the Premises and/or the Common Areas adjacent to the Premises, as of the date of the Lease in accordance with Landlord’s O&M program, to the extent required pursuant to H Laws.

EXHIBIT B

ARTICLE 2 CONSTRUCTION OF TENANT IMPROVEMENTS

2.1 Preparation of Plans.

(a) Preliminary Plans. As soon as is reasonably possible after the date of the Lease, Tenant shall submit to its Architect all additional information, including occupancy requirements for the Premises (“Information”), necessary to enable the Architect to prepare preliminary plans for the Tenant Improvements showing, among other things, all demising walls, corridors, entrances, exits, doors, interior design and partition, and the locations of all display and storage rooms and bathrooms. As soon as is commercially reasonable after the date hereof, Tenant shall cause the Architect to prepare preliminary plans for the Tenant Improvements and shall deliver two copies of same to Landlord for its review and written approval in its good faith discretion. Within five (5) days after receipt of the preliminary plans, Landlord shall notify Tenant in writing that (i) Landlord approves of such preliminary plans or (ii) Landlord disapproves of such preliminary plans, the basis for disapproval and the changes requested by Landlord. Tenant shall cause the preliminary plans to be revised and shall submit the revised plans to Landlord for its review and approval as provided in this section. After approval of the preliminary plans as provided above, the preliminary plans shall be referred to as the “Preliminary Plans.” Landlord hereby approves of the Tenant Improvements described in Exhibit B-1 and shall not withhold its consent to the Working Drawings to the extent consistent therewith.

(b) Final Plans. Tenant shall cause the Architect to prepare final working drawings, which shall be consistent with the Preliminary Plans, compatible with the design, construction and equipment of the Building, comply with all Applicable Laws, capable of logical measurement and construction, and contain all such information as may be required for obtaining all permits and other governmental approvals for the construction of the Tenant Improvements (the “Working Drawings”). As soon as is commercially reasonable after approval of the Preliminary Plans are approved by the parties as provided above, Tenant shall submit two copies of the Working Drawings to Landlord for its review and approval in its good faith discretion. Within ten (10) days after receipt of the Working Drawings, Landlord shall notify Tenant in writing that (i) Landlord approves of such Working Drawings, or (ii) Landlord disapproves of such Working Drawings, the basis for disapproval and the changes requested by Landlord. Tenant shall cause the Working Drawings to be revised and shall submit the revised Working Drawings to Landlord for its review and approval as provided in this section. The Working Drawings approved in writing by the parties shall be referred to as the “Final Plans.”

(c) General. It is the responsibility of Tenant to assure that the Final Plans and the Tenant Improvements constructed thereunder conform to all of the Applicable Laws. Tenant shall submit to Landlord one (1) reproducible and four (4) prints of the Final Plans and an electronic unlocked version in CAD format.

2.2 Selection and Approval of Certain Contractors. Any subcontractor performing any work on the life safety or alarm systems or work affecting the roof shall be subject to Landlord’s prior written approval in its sole and absolute discretion and Landlord may require the Tenant use

EXHIBIT B

Landlord’s contractor or a specific subcontractor for any such work. Landlord shall provide written notice of approval or disapproval within five (5) business days after Tenant’s request for such approval. The Construction Contract shall require, among other things, that the Contractor (a) obtain and deliver to Landlord evidence of insurance required by Landlord, and (b) execute, obtain and deliver to Tenant lien waivers in the form required under Applicable Law from the Contractor and all of its subcontractors, and (c) provide monthly progress payments, with a ten percent (10%) retention.

2.3 Information Provided by Landlord. Acceptance or approval of any plan, drawing or specification, including, without limitation, the Preliminary Plans and the Final Plans, by Landlord shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of such plans and material, and Tenant shall be solely responsible therefor. Tenant agrees and understands that the review of all plans pursuant to the Lease or this Exhibit by Landlord is to protect the interests of Landlord in the Building, and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with Applicable Laws. Any information that may have been furnished to Tenant by Landlord or others about the mechanical, electrical, structural, plumbing or geological (including soil and sub-soil) characteristics of the Building or Project (hereinafter referred to as the “Site Characteristics”) are for Tenant’s convenience only, and Landlord does not represent or warrant that the Site Characteristics are accurate, complete or correct or that the Site Characteristics are as indicated. Any information that has been furnished by Landlord to Tenant has been delivered on the expressed condition and understanding that Tenant will independently verify whether such information is accurate, complete or correct and not rely on such information provided by Landlord.

2.4 No Responsibility of Landlord. Landlord’s approval of any plans, including, without limitation, the Preliminary Plans or the Final Plans, shall not: (i) constitute an opinion or agreement by Landlord that such plans and Tenant Improvements are in compliance with all Applicable Laws, (ii) impose any present or future liability on Landlord; (iii) constitute a waiver of Landlord’s rights hereunder or under the Lease or this Exhibit; (iv) impose on Landlord any responsibility for a design and/or construction defect or fault in the Tenant Improvements, or (v) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof.

2.5 Actual Review Costs. To the extent the same are consistent with the Tenant Improvements described in Exhibit B-1, Tenant shall not be required to pay to Landlord any costs in reviewing and approving the Preliminary Plans, Working Drawings and Final Plans.

2.6 Changes. After approval of the Preliminary Plans or Final Plans by Landlord and Tenant, any changes in the Preliminary Plans or Final Plans shall require the prior written consent of Landlord in its reasonable discretion and the parties shall follow the same process as was required under section 2.1 for approval of plans. Any change requested by Tenant that is approved in writing by Landlord shall be prepared by the Architect and shall be subject to the review and approval of Landlord’s architect in its sole and absolute discretion. The cost of such changes, including the cost to revise such plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, and all other additional costs incurred by Tenant from resulting delays in completing the Tenant Improvements, shall be included as part of the Construction Costs for the Tenant Improvements.

EXHIBIT B

2.7 Construction Budget for Tenant Improvements. After approval of the Final Plans by Landlord and Tenant as provided above, Tenant shall prepare a detailed estimate of the Construction Costs for the Tenant Improvements (including the Base Building Improvements). Tenant shall deliver a copy of the construction budget to Landlord.

2.8 Building Permits and Approvals. Not later than after approval by Landlord and Tenant of the Final Plans and Construction Budget as provided above, Tenant or its Contractor shall submit the Final Plans to the appropriate governmental body for plan checking and all building permits and other governmental and quasi-governmental approvals.

2.9 Conduct of Work. Tenant shall confine the construction activity to within the Premises as much as possible and shall work in an orderly manner removing trash and debris from the project on a daily basis. At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public. All such work shall be undertaken in strict compliance with all Applicable Laws and Landlord rules and regulations. If Tenant fails to comply with these requirements, Landlord shall have the right, but not the obligation, to cause remedial action (at Tenant’s cost) as deemed necessary by Landlord to protect the public. Tenant shall complete construction of the Tenant Improvements free and clear of all liens, security interests and encumbrances of any kind.

(a) Pre-construction Submittals to Landlord. A minimum of five (5) days prior to the commencement of construction, Tenant shall submit the following items to Landlord:

(1) A certificate setting forth the proposed commencement date of construction and the estimated completion dates of construction work, fixturing work and projected opening date;

(2) Certificates of all insurance required under the Lease and this Exhibit;

(3) Copies of all building permits, and all other permits and approvals required by governmental agencies to construct the Tenant Improvements; and

(4) Copies of all the construction contract with Tenant’s Contractor.

(b) Delays. Tenant shall with reasonable diligence prosecute construction of the Tenant Improvements to complete all work by the Commencement Date. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to design or construct any Tenant Improvements. Any delay in completing such work, including any delay as a result of governmental delays, acts of God and other events beyond the control of Tenant, shall not extend or delay the time for the commencement of payment Rent or any other sum under the Lease. If the Substantial Completion is delayed beyond September 1, 2013, then the Commencement Date shall be delayed

EXHIBIT B

by one (1) day for each day of delay in the Substantial Completion to the extent such delay is caused by and results from a “Landlord Delay,” as that term is defined below. No Landlord Delay shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action or inaction that constitutes a Landlord Delay. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Landlord Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the substantial completion of the Premises was in fact delayed as a direct result of such action or inaction. As used herein, “Landlord Delay” shall mean (1) the failure of Landlord to timely approve or disapprove any Tenant’s Preliminary Plans, Working Drawings and Final Plans; (2) unreasonable interference by Landlord, its agents, employee or contractors with the completion of the Tenant Improvements; and (3) delays due to Landlord’s failure to provide reasonable access to the Building for the construction of the Tenant Improvements.

(c) Correction of Work. Landlord may reject any portion of the Tenant Improvements which is defective or not in conformity with the Final Plans. Landlord shall not be responsible for correcting the portions of the Tenant Improvements which were defective or not in compliance with the Final Plans; all such work shall be the responsibility of Tenant at its sole cost and expense.

2.10 Notice of Completion; Copy of Record set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a notice of completion (or the equivalent notice required under local law to provide notice to all contractors, subcontractors and materialmen that the work is completed and the time for filing any mechanic’s lien is running) to be recorded in the Official Records of the County where the Building is located, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction: (i) Tenant shall cause the Architect and Contractor (A) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises; and (ii) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the improvements, equipment and systems in the Premises.

2.11 Tenant’s Parties and Insurance. The Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant collectively shall be referred to as “Tenant’s Parties”.

(a) Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligence, willful misconduct or violation of this Lease by Tenant or Tenant’s Parties, or any one directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

EXHIBIT B

(b) Requirements of Tenant’s Parties. Each of Tenant’s Parties shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Parties shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the date when the Tenant Improvements have been Substantially Completed. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to material or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(c) Insurance Requirements. In addition to the insurance requirements set forth in the Lease, Tenant shall comply with the following requirements:

(1) General Coverages. All of Tenant’s Parties shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(2) Special Coverage. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Parties shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(3) General Terms. Certificates for all insurance carried pursuant to the foregoing sections shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same

EXHIBIT B

at Tenant’s sole cost and expense. Tenant’s Parties shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this section shall insure Landlord and Tenant, as their interests may appear. All insurance, except Workers’ Compensation, maintained by Tenant’s Parties shall preclude or waive subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease or this Exhibit.

2.12 Labor Matters. Tenant shall perform or cause Tenant’s contractor to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery service or any other services in the Project. In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such actions as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

2.13 Temporary Facilities During Construction. Tenant shall obtain in its name and pay for all temporary utility facilities, and the removal of debris, as necessary and required in connection with the construction of the Premises. Storage of Tenant’s contractors’ construction material, tools, equipment and debris shall be confined to the Premises and any other areas which may be designated for such purposes by Landlord. Landlord shall not be responsible for any loss or damage to Tenant’s and/or Tenant’s contractors’ equipment. In no event shall any materials or debris be stored in the malls or service or exit corridors of the Project.

2.14 Miscellaneous. The Tenant Improvements shall be subject to the inspection and approval of Landlord and its supervisory personnel. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship.

ARTICLE 3 PAYMENT OF CONSTRUCTIONS COSTS

3.1 Payment of Costs. Tenant shall pay for the Tenant Improvements, except for the Landlord’s Allowance, which Landlord shall advance as hereinafter provided. Landlord shall only be responsible for payment of up to the amount of Landlord’s Allowance. If the Construction Costs are greater than the amount of the Landlord’s Allowance, Tenant shall be solely responsible for such additional costs.

EXHIBIT B

3.2 Payment by Landlord. Landlord shall make one payment of the Landlord’s Allowance within thirty (30) days after receipt by Landlord of (i) the final certificate of occupancy for the Premises, copies of all applicable building permits reflecting final sign-off by the local governmental authority, a copy of the as-built Final Plans for the Tenant Improvements, and (iv) unconditional lien waivers from the general contractor and all subcontractors and suppliers (v) receipt and approval by Landlord of the Architect’s certificate referred to in the definition of Substantial Completion in this Exhibit, which approval shall not be unreasonably withheld.

ARTICLE 4 GENERAL PROVISIONS

4.1 Tenant’s Representative. Tenant hereby authorizes Diane Honda as Tenant’s representative to act on its behalf and represents its interests with respect to all matters which pertain to the construction of Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters.

4.2 Landlord Work. Landlord shall, at Landlord’s sole cost and expense, use commercially reasonable efforts to reduce the “buzzing” noise emitted from the onsite transformer. Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to remove or upgrade the existing generator.

EXHIBIT B

EXHIBIT B-1

PRELIMINARY PLANS

That certain Cost Detail, dated June 6, 2013, from Technical Builders, which scope of work is based on the revised plans A-100 and SP-4 dated May 23, 2013 by AAI.

EXHIBIT B-1

EXHIBIT C

ACCEPTANCE AGREEMENT

This Acceptance Agreement is made as of                  , 201     by and between the parties hereto with regard to that certain Lease dated June 17, 2013, by and between M West Propco XVII, LLC, a Delaware limited liability company, as Landlord (“Landlord”), and Barracuda Networks, inc., a Delaware corporation, as Tenant (“Tenant”), affecting those premises located at 5710 Fontanoso Way, San Jose, California. The parties hereto agree as follows:

1.	Landlord delivered possession of the Premises to Tenant on , 201 with all improvements and work, if any, required of completed in a good and workmanlike manner and otherwise in the condition required under the Lease and Tenant accepted possession of the Premises.

2.	The Commencement Date of the Lease Term for the Premises is , and the Lease Term for the Premises expires on , unless sooner terminated according to the terms of the Lease.

3.	Base Monthly Rent is payable by Tenant in accordance with the following schedule:

1, 2013 - 1, 2014:	$0.00
1, 2014 - 1, 2015:	$0.00
1, 2015 - 1, 2016:	$37,902.40
1, 2016 - 1, 2017:	$42,640.20
1, 2017 - 1, 2018:	$47,378.00

4.	Each party represents and warrants to the other that it is duly authorized to enter into this document and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

LANDLORD:	TENANT:

M WEST PROPCO XVII, LLC,		BARRACUDA NETWORKS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	Divco West Real Estate Services, Inc.,
	a Delaware corporation	By:
	Its Agent	Name:
Title:

	By:	Dated:
Name:
Its:
Dated:

EXHIBIT C

EXHIBIT D

OPTION TO EXTEND

This Exhibit D (this “Exhibit”) is made in connection with and is a part of that certain Lease, dated as of June 17, 2013 by and between M West Propco XVII, LLC, a Delaware limited liability company, as Landlord, and Barracuda Networks, Inc., a Delaware corporation, as Tenant (the “Lease”).

1. Definitions and Conflict. All capitalized terms referred to in this Exhibit shall have the same meaning as provided in the Lease, except as expressly provided to the contrary in this Exhibit. In case of any conflict between any term or provision of the Lease and any exhibits attached thereto and this Exhibit, this Exhibit shall control.

2. Option to Extend and Rent During the Extended Period: Tenant shall have one (1) option to extend the Term of the Lease for a period of five (5) years (the “Extension Period”) by giving written notice of exercise of such option (“Extension Option Notice”) at least two hundred seventy (270) days, but not more than three hundred sixty-five (365) days, prior to the expiration of the Term. The Extension Period shall commence, if at all, immediately following the expiration of the initial Term of the Lease. If Tenant is in default, after notice and the expiration of the applicable cure period, under any term or provision of the Lease on the date of giving the Extension Option Notice, or if Tenant is in default, after notice and the expiration of the applicable cure period, under any term or provision of the Lease on the date of the Extension Period is to commence, the Extension Period at the option of Landlord shall not commence and the Lease shall expire at the end of initial Term. The Extension Period shall be upon all of the terms and provisions of the Lease, except that (i) the Base Monthly Rent during the Extension Period shall be ninety five percent (95%) of then Fair Market Rent, (ii) any work, allowance, free rent, or concession provided by Landlord in connection with the commencement of the initial Term shall not apply; (iii) Tenant shall not have any additional option to extend; and (iv) Tenant shall not have any right to terminate the Lease during the Extension Period under Section 2.6 of the Lease.

2.1 Fair Market Rent. The term “Fair Market Rent” for purposes of determining Base Monthly Rent during the Extension Period shall mean the greater of (i) the Base Monthly Rent payable during the last month prior to the commencement of the Extension Period, or (ii) the base monthly rent generally applicable to leases at comparable class buildings of comparable size, age, quality of the Premises in the San Jose area projected as of the first day of the Extension Period, not subleased or subject to another party’s expansion rights or not leased to a tenant that holds an ownership interest in the landlord, by giving due consideration for the quality of the Building and improvements therein (including the quality of the then existing improvements in the Premises), the quality for credit tenants, for a term comparable to the Extension Period at the time the commencement of the Extension Period is scheduled to commence, without any deduction for commissions and otherwise subject to the terms and conditions of this Lease that will be applicable during the Extension Period. Notwithstanding anything to the contrary herein, the Fair Market Rent shall take into consideration that there will be no free rent, tenant improvements or other concessions under this Lease during the Extension Periods.

EXHIBIT D

2.2 Procedure to Determine Fair Market Rent. Landlord shall notify Tenant in writing of Landlord’s determination of the Fair Market Rent (“Landlord’s FMR”) within thirty (30) days after receipt of the Extension Option Notice. Within thirty (30) days after receipt of such written notice of Landlord’s FMR, Tenant shall have the right either to: (i) accept Landlord’s FMR, or (ii) elect to have the Fair Market Rent determined in accordance with the appraisal procedure set forth below. The failure of Tenant to provide written notice of its election under the preceding sentence shall be deemed an acceptance of Landlord’s FMR. The election (or deemed election) by Tenant under this section shall be non-revocable and binding on the parties.

2.3 Appraisers. If Tenant has elected to have the Fair Market Rent determined by an appraisal, then within ten (10) days after receipt of Tenant’s written notice of such an election, each party, by giving written notice to the other party, shall appoint a broker to render a written opinion of the Fair Market Rent for the Extension Period. Each broker must be a real estate broker licensed in the State where the Building is located for at least five years and with at least five years experience in the appraisal of rental rates of leases or in the leasing of space in office buildings in the area in which the Building is located and otherwise unaffiliated with either Landlord or Tenant. The two brokers shall render their written opinion of the Fair Market Rent for the Extension Period to Landlord and Tenant within thirty (30) days after the appointment of the second broker. If the Fair Market Rent of each broker is within three percent (3%) of each other, then the average of the two appraisals of Fair Market Rent shall be the Fair Market Rent for the Extension Period. If one party does not appoint its broker as provided above, then the one appointed shall determine the Fair Market Rent. The Fair Market Rent so determined under this section shall be binding on Landlord and Tenant.

2.4 Third Appraiser. If the Fair Market Rent determined by the brokers is more than three percent (3%) apart, then the two brokers shall pick a third broker within ten (10) days after the two brokers have rendered their opinions of Fair Market Rent as provided above. If the two brokers are unable to agree on the third broker within said ten (10) day period, Landlord and Tenant shall mutually agree on the third broker within ten (10) days thereafter. If the parties do not agree on a third qualified broker within ten (10) days, then at the request of either Landlord or Tenant, such third broker shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County where the Building is located. The third broker shall be a person who has not previously acted in such capacity for either party and must meet the qualifications stated above.

2.5 Impartial Appraisal. Within thirty (30) days after its appointment, the third broker (the “Third Party”) shall render its written opinion of the Fair Market Rent for the Extension Period (“Third Opinion”). The appraisal of Fair Market Rent made by Landlord or Tenant’s broker that is the closest to the Fair Market Rent specified in the Third Opinion shall be the Fair Market Rent during the Extension Period. If the Fair Market Rent set forth in the Third Opinion is equidistant from the Fair Market Rent made by Landlord’s or Tenant’s broker, then the Fair Market Rent contained in the Third Opinion shall be the Fair Market Rent during the Extension Period. The Fair Market Rent so determined under this section shall be binding on Landlord and Tenant.

EXHIBIT D

2.6 Appraisal Costs. Each party shall bear the cost of its own appraiser and one-half (1/2) the cost of the third appraiser.

2.7 Acknowledgment of Rent. After the Fair Market Rent for the Extension Period has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to the Lease to reflect the Base Monthly Rent for the Extension Period.

2.8 Personal Option. The foregoing option to extend is personal to the original Tenant signing the Lease and any Affiliate pursuant to Section 14.1(F), above, but may not be assigned or transferred to or exercised by any other assignee, sublessee or transferee under a Transfer.

EXHIBIT D